 EXHIBIT 99.1

CHICAGO, June 12, 2013 - Orbitz Worldwide (NYSE: OWW) today announced the appointment of Scott Forbes to its board of directors, effective June 12, 2013. Scott joins the Orbitz board following the resignation of Jill Greenthal. Scott currently serves as chairman of Rightmove plc (RMV:LSE), the UK's leading online classified property portal. He previously served in a variety of positions at Cendant Corporation including chief executive for Europe, Middle East, Africa and Asia.

“Scott brings extensive international, online and finance experience to Orbitz Worldwide and we are pleased to have him join the Board,” said Barney Harford, CEO of Orbitz Worldwide. “His deep experience operating in the hospitality space and across Europe, the Middle East, Africa and Asia will bring a valuable perspective to our board discussions.”

About Scott Forbes
Scott Forbes is chairman of Rightmove plc (RMV: LSE) the UK's leading online classified property advertising portal based in London. From 1990 to 2005, Scott held several senior level positions at Cendant Corporation and its predecessor HFS Inc., which was a leading global provider of travel and residential real estate services, operating in more than 100 countries. He established Cendant's international headquarters in March 1999 and was Cendant's chief executive for Europe, Middle East, Africa and Asia. During his tenure as group managing director, Scott led and/or participated in over 45 acquisitions and divestiture transactions and had additional portfolio responsibilities for non-travel and non-real estate related companies such as National Car Parks, Green Flag and Cims (loyalty marketing). He also led Cendant's strategic entry into the vacation rental sector. Prior to 1999, Scott was senior executive vice president for finance, responsible for financial operations and the operational integration of acquired businesses. He holds a BS degree in Accounting from Rutgers University.

About Orbitz Worldwide
Orbitz Worldwide (NYSE: OWW) is a leading global online travel company that uses innovative technology to enable leisure and business travelers to search for, plan and book a broad range of travel products and services including airline tickets, hotels, car rentals, cruises, and vacation packages. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com) and HotelClub (www.hotelclub.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (www.orbitz.com/OPN) delivers private label travel solutions to a broad range of partners including many of the world's largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations.

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